UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒   Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SOLTA MEDICAL, INC.

(Exact name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF

2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 2, 2011

To our stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Solta Medical, Inc. The meeting will be held at our principal executive offices located at 25881 Industrial Boulevard, Hayward, California 94545 on Thursday, June 2, 2011, for the following purposes:

1. To elect two Class II directors, to serve a three-year term which will expire at the 2014 Annual Meeting of Stockholders or until such time as their respective successors have been duly elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3. Hold an advisory vote on executive compensation;

4. Hold an advisory vote on the frequency with which an advisory vote on executive compensation should be held; and

5. To transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The meeting will begin promptly at 9:00 a.m. local time, and check-in will begin at 8:30 a.m. local time. Only those who are Solta Medical common stockholders of record at the close of business on April 15, 2011 will be entitled to vote and to receive notice of the Annual Meeting and any postponements or adjournments thereof.

By order of the board of directors,

By:	/s/ Stephen J. Fanning
Stephen J. Fanning
Chairman, President and Chief Executive Officer

Hayward, California

April 22, 2011

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE PROMPTLY. YOU MAY VOTE VIA THE INTERNET OR BY TELEPHONE, IN EACH CASE AS INSTRUCTED ON THE ENCLOSED PROXY CARD; OR, YOU MAY COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN POSTAGE-PAID ENVELOPE PROVIDED. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 2, 2011.

The Company’s Proxy Statement, form of proxy card and Annual Report on Form 10-K are available at http://phx.corporate-ir.net/phoenix.zhtml?c=178331&p=proxy.

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PROXY STATEMENT

FOR

2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 2, 2011

The board of directors of Solta Medical, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2011 Annual Meeting of Stockholders to be held on Thursday, June 2, 2011, beginning at 9:00 a.m., local time, at our principal executive offices located at 25881 Industrial Boulevard, Hayward, California 94545, and at any postponements or adjournments thereof. This proxy statement contains important information regarding the meeting. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.

In this proxy statement: the terms “we”, “our”, “Solta Medical” and “Company” each refer to Solta Medical, Inc.; the term “proxy materials” means this proxy statement, the enclosed proxy card and our Annual Report, which you should read together with our Form 10-K, as amended, for the year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission on March 16, 2011; and the term “Annual Meeting” means our 2011 Annual Meeting of Stockholders.

We are sending these proxy materials on or about April 22, 2011, to all stockholders of record at the close of business on April 15, 2011 (the “Record Date”).

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION

AND VOTING AT THE ANNUAL MEETING

Why am I receiving these proxy materials?	You are receiving these proxy materials from us because you were a stockholder of record at the close of business on the Record Date which was April 15, 2011. As a stockholder of record, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

What is the purpose of the annual meeting?	At our meeting, stockholders of record will vote upon the items of business outlined in the notice of meeting (on the cover page of this proxy statement), each of which is described more fully in this proxy statement. In addition, management will be available to respond to questions from stockholders.

Who is entitled to attend the meeting?

You are entitled to attend the meeting only if you were a Solta Medical stockholder (or joint holder) of record as of the close of business on April 15, 2011, or if you hold a valid proxy for the meeting. You should be prepared to present photo identification for admittance.

Please also note that if you are not a stockholder of record but hold shares in street name (that is, through a broker or nominee), you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The meeting will begin promptly at 9:00 a.m., local time. Check-in will begin at 8:30 a.m., local time.

Who is entitled to vote at the meeting?	Only stockholders who owned our common stock at the close of business on the Record Date are entitled to notice of the Annual Meeting and to vote at the meeting, and at any postponements or adjournments thereof.

How many shares must be present to conduct business?	The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock at the close of business on the Record Date will constitute a quorum. A quorum is required to conduct business at the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What will be voted on at the meeting?	The items of business scheduled to be voted on at the meeting are as follows:
1. the election of three nominees to serve as Class II directors on our board; and

2. the ratification of the appointment of our independent registered public accounting firm for the 2010 fiscal year;

3. an advisory vote on executive compensation; and

4. an advisory vote on the frequency of with which an advisory vote on executive compensation should be held.

These proposals are described more fully below in this proxy statement. As of the date of this proxy statement, the only business that our board intends to present or knows of that others will present at the meeting is set forth in this proxy statement. If any other matter or matters are properly brought before the meeting, it is the intention of the persons who hold proxies to vote the shares they represent in accordance with their best judgment.

How does the board recommend that I vote?	Our board recommends that you vote your shares “FOR” the director nominees, “FOR” the ratification of independent registered public accounting firm for the 2010 fiscal year and “FOR” the proposal relating to executive compensation and for the holding of an advisory vote on executive compensation on an annual basis.

What shares can I vote at the meeting?	You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to Solta Medical or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares without attending the meeting?	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. Stockholders of record of our common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope. Solta Medical stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by the broker, trustee or nominee and mailing them in the accompanying pre-addressed envelope. In addition, if you are a stockholder of record, you may grant a proxy to vote your shares at the annual meeting by telephone, by calling 1 (800) PROXIES (1 (800) 776-9437) and following the simple recorded instructions, twenty-four hours a day, seven days a week, at any time prior to 11:59 p.m. on June 1, 2011, the day before the annual meeting. Alternatively, as a stockholder of record, you may vote via the Internet at any time prior to 11:59 p.m. on June 1, 2011, the day before the annual meeting, by going to http://www.voteproxy.com to create an electronic ballot. If you vote by telephone or the Internet, you will be required to provide the control number contained on your proxy card. If your shares are held in street name, your proxy card may contain instructions from your broker, bank or nominee that allow you to vote your shares using the Internet or by telephone. Please consult with your broker, bank or nominee if you have any questions regarding the electronic voting of shares held in street name. The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law.

How can I vote my shares in person at the meeting?	Shares held in your name as the stockholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy card or voting instructions as described above so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I change my vote?

You may change your vote at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary prior to your shares being voted, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

What votes are required for the items subject to approval at the meeting ?

The vote required to approve each item of business and the method for counting votes is set forth below:

Election of Directors. The director nominees receiving the highest number of affirmative “FOR” votes at the meeting (a plurality of votes cast) will be elected to serve as Class II directors. You may vote either “FOR” or “WITHHOLD” your vote for the director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of a director will not be voted with respect to the director, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Independent Registered Public Accounting Firm and Advisory Vote on Executive Compensation. For the ratification of the appointment of our independent registered public accounting firm and for the advisory vote on executive compensation, the affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you choose to “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

Frequency of Shareholder Vote Executive Compensation. The frequency of the advisory vote on executive compensation—“EVERY THREE YEARS”, “EVERY TWO YEARS” or “EVERY ONE YEAR”—receiving the largest number of votes of the shares represented in person or by proxy and entitled to vote on the item will be regarded as the frequency that stockholders approve. You may vote “EVERY THREE YEARS”, “EVERY TWO YEARS” “EVERY ONE YEAR” or “ABSTAIN” for this item of business.

If you provide specific written instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the board (“FOR” our nominees to the board, “FOR” ratification of the independent registered public accounting firm, “FOR” the advisory vote on executive compensation and for the holding of an annual advisory vote on executive compensation and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What is a “broker non-vote”?	A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters, which include ratifying the appointment of independent registered public accounting firm but does not include the election of directors or the approval of the amendment and restatement of the 2006 Equity Incentive Plan. Therefore, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” the ratification of the independent registered public accounting firm. However, if you do not instruct your broker how to vote with respect to the election of directors, your broker may not vote with respect to such proposal and your shares will not be counted as voting in favor of the election of directors and, similarly, if you do not instruct your broker regarding the advisory votes on executive compensation or the frequency of approval of executive compensation, your broker may not vote with respect to such proposals and your shares will not be counted as voting in favor of either proposal.

How are “broker non-votes” counted?	Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?	If you return a proxy card that indicates an abstention from voting on all matters, the shares represented will be counted for the purpose of determining both the presence of a quorum and the total number of votes cast with respect to a proposal but they will not be voted on any matter at the meeting. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote “AGAINST” a proposal.

What happens if additional matters are presented at the meeting?	Other than the four proposals described in this proxy statement, we are not aware of any other business to be acted upon at the meeting, and we have not received notification of any proposal to be made by stockholders within the time frame required by our Bylaws . If you grant a proxy, the persons named as proxy holders, Stephen J. Fanning (a Director and our President and Chief Executive Officer) and John F. Glenn (our Chief Financial Officer), will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by our board.

Who will serve as inspector of election?	We expect a representative of American Stock Transfer & Trust Company, our transfer agent, to tabulate the votes and expect John F. Glenn, our Chief Financial Officer, to act as inspector of election at the meeting.

What should I do if I receive more than one proxy?	You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each Solta Medical proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who is paying the costs?	Your vote is being solicited on behalf of the board, and we will pay the costs associated with the solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement.

How can I find out the results of the voting?	We intend to announce preliminary voting results at the annual meeting and file a Form 8-K within four business days after the end of our annual meeting to report the voting results.

What is the deadline for proposing action or director candidates?

As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in the Solta Medical proxy statement for the annual meeting to be held in 2012, the written proposal must be received by our Corporate Secretary at our principal executive offices no later than December 23, 2011. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail next year’s proxy materials. Stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable rules established by the U.S. Securities and Exchange Commission (the “SEC”). Proposals should be addressed to:

Secretary

Solta Medical, Inc.

25881 Industrial Boulevard

Hayward, California 94545

Nomination of Director Candidates and other stockholder proposal: If you wish to nominate a director candidate for the 2012 annual meeting, or submit a proposal for consideration at that meeting, your nomination or proposal should include information required by our Bylaws and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above. In addition, any such nomination or proposal must be submitted within the time period set forth above for Stockholder Proposals.

Copy of Bylaw Provisions: You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

How can I obtain the proxy materials on the Internet?	This Proxy Statement, the form of proxy card and the Annual Report on Form 10-K are available at http://phx.corporate-ir.net/phoenix.zhtml?c=178331&p=proxy.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table provides information relating to the beneficial ownership of our common stock as of April 15, 2011, except where otherwise noted, by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•

each of our executive officers named in the summary compensation table on page 27 (our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers);

•	each of our current directors; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has the sole voting power, shared voting power, or investment power and includes any shares that the individual has the right to acquire within 60 days of April 15, 2011 through the exercise of any stock option or other right. The number and percentage of shares “beneficially owned” is computed on the basis of 60,475,441 shares of our common stock outstanding as of April 15, 2011. The information in the following table regarding the beneficial owners of more than 5% of our common stock is based upon information supplied by our principal stockholders or Schedules 13D and 13G filed with the SEC.

Shares of our common stock that a person has the right to acquire within 60 days of April 15, 2011 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person or entity named in the table has sole voting and dispositive power with respect to the shares set forth opposite such person’s or entity’s name. The address for those persons for whom an address is not otherwise provided is c/o Solta Medical, Inc., 25881 Industrial Boulevard, Hayward, California 94545.

Beneficial Owner	Number of Shares		Options Exercisable Within 60 Days		Approximate Percent Owned
5% Stockholders
Individuals and entities affiliated with Three Arch Capital, L.P.	6,582,733	(1)	—		10.88%
3200 Alpine Road
Portola Valley, CA 94028

Individuals and entities affiliated with Meritech Capital Partners	5,345,804	(2)	—		8.84%
245 Lytton Ave, Suite 350
Palo Alto, CA 94301

Individuals and entities affiliated with Delphi Ventures, L.P.	3,490,091	(3)	—		5.77%
3000 Sand Hill Road
Menlo Park, CA 94025

Individuals and entities affiliated with Longitude Capital Partners, LLC	3,123,681	(4)	1,237,624	(5)	7.07%
800 El Camino Real, Ste 220
Menlo Park, CA 94025

Individuals and entities affiliated with Great Point Partners, LLC	2,115,925	(6)	1,485,149	(7)	5.81%
165 Mason Street, 3rd Floor
Greenwich, CT 06830

Named Executive Officers, Directors and Director Nominees
Stephen J. Fanning	266,270		1,344,206		2.61%
John F. Glenn	103,923		278,706		*
Clint Carnell	162,710		117,394		*
William Brodie	80,620		181,665		*
Jeffrey Nardoci	51,400		16,667		*
Harold L. Covert	—		80,416		*
Cathy L. McCarthy	—		80,416		*
Mark M. Sieczkarek	—		93,214		*
Eric B. Stang(8)	5,122		62,105		*
Edward W. Knowlton, M.D.	850,000		120,416		1.60%
Linda Graebner	—		4,166		*
All executive officers, directors and director nominee as a group (14 persons)	1,621,686		2,703,784		6.85%

*	Indicates ownership of less than 1%.
(1)	Consists of 6,285,596 shares held by Three Arch Capital, L.P. (“TAC”) and 297,137 shares held by TAC Associates, L.P. (“TACA”). TAC Management, L.L.C. (“TACM”), the general partner of TAC and TACA, may be deemed to have sole power to vote and sole power to dispose of shares directly owned by TAC and TACA. Barclay Nicholson (“Nicholson”), Wilfred Jaeger (“Jaeger”) and Mark Wan (“Wan”) are the managing members of TACM and may be deemed to have shared power to vote and shared power to dispose of shares directly owned by TAC and TACA.
(2)	Consists of 5,173,142 shares held by Meritech Capital Partners II L.P. (“MCP II”), 133,108 shares held by Meritech Capital Affiliates II L.P. (“MC AFF II”), and 39,554 shares held by MCP Entrepreneur Partners II L.P. (“MEP II”). Meritech Capital Associates II L.L.C. (“MCA II”) is the general partner of MCP II, MC AFF II and MEP II, and may be deemed to have indirect beneficial ownership of the shares directly owned by MCP II, MC AFF II and MEP II. Meritech Management Associates II L.L.C. (“MMA II”) is a managing member of MCA II and may be deemed to have indirect beneficial ownership of the shares directly owned by MCP II, MC AFF II and MEP II. Paul Madera (“Madera”) and Michael Gordon (“Gordon”) are managing members of MMA II and may be deemed to have indirect beneficial ownership of the shares directly owned by MCP II, MC AFF II and MEP II.

(3)	Consists of 2,737,315 shares held by Delphi Ventures VII, L.P. (“DV VII”), 27,370 shares held by Delphi BioInvestments VII, L.P. (“DBI VII”), 717,624 shares held by Delphi Ventures V, L.P. (“DV V”), and 7,782 shares held by Delphi BioInvestments V, L.P. (“DBI V”). Delphi Management Partners VII, L.L.C. (“DMP VII”) is the general partner of DV VII and DBI VII and may be deemed to have sole power to vote and sole power to dispose of shares directly owned by DV VII and DBI VII. James J. Bochnowski (“Bochnowski”), David L. Douglass (“Douglass”), John F. Maroney (“Maroney”), Douglas A. Roeder (“Roeder”) and Deepika R. Pakianathan, Ph.D. (“Pakianathan”) are the managing members of DMP VII and may be deemed to have shared power to vote and shared power to dispose of the shares directly owned by DV VII and DBI VII. Delphi Management Partners V, L.L.C. (“DMP V”) is the general partner of DV V and DBI V and may be deemed to have sole power to vote and sole power to dispose of shares directly owned by DV V and DBI V. Bochnowski, Douglass, Donald J. Lothrop (“Lothrop”), and Kevin L. Roberg (“Roberg”) are the managing members of DMP V and may be deemed to have shared power to vote and shared power to dispose of the shares directly owned by DV V and DBI V.
(4)	Consists of 3,062,307 shares of common stock owned of record by Longitude Venture Partners, L.P. (“LVP”), and 61,374 shares of common stock owned of record by Longitude Capital Associates, L.P. (“LCA”). Longitude Capital Partners, LLC (“Longitude Capital”), as general partner of each of LVP and LCA, has the power to vote and dispose of securities held by each of them and may be deemed to have beneficial ownership of the shares owned by LVP and LCA. Patrick G. Enright (“Enright”) and Juliet Tammenoms Bakker (“Bakker”) are each managing members of Longitude Capital, and share the decision making power of Longitude Capital and may be deemed to have beneficial ownership of the shares owned by LVP and LCA. Each of Longitude Capital, Enright and Bakker disclaims beneficial ownership of all securities, including the shares underlying the warrants described in footnote 5 below, except to the extent of their pecuniary interest therein.
(5)	Consists of 1,213,305 shares underlying a warrant held by LVP and 24,319 shares underlying a warrant held by LCA.
(6)	Consists of 811,105 shares owned by Biomedical Value Fund, LP (“BVF”), 423,184 shares owned by Biomedical Offshore Value Fund, Ltd. (“BOVF”), 528,986 shares owned by Class D Series of GEF-PS, L.P. (“GEF-PS”), 352,650 shares owned by Biomedical Institutional Value Fund, LP (“BIVF”). Great Point Partners, LLC (“Great Point”) is the investment manager of BVF, BOVF and GEF-PS and by virtue of such status may be deemed to be the beneficial owner of the shares owned by BVF, BOVF and GEF-PS. Each of Jeffrey R. Jay, M.D. (“Jay”), as senior managing member of Great Point, and David Kroin (“Kroin”), as special managing member of Great Point, has voting and investment power with respect to the shares owned by BVF, BOVF and GEF-PS, and therefore may be deemed to be the beneficial owner of the shares owned by BVF, BOVF and GEF-PS. Each of Great Point, Jay and Kroin disclaim beneficial ownership of the shares owned by BVF, BOVF and GEF-PS and the shares underlying the warrants described in footnote 7 below, except to the extent of their respective pecuniary interests.
(7)	Consists of 569,307 shares underlying a warrant held by BVF, 297,030 shares underlying a warrant held by BOVF, 371,287 shares underlying a warrant held by GEF-PS and 247,525 shares underlying a warrant held by BIVF.
(8)	Includes 50 shares held by Stang Family Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from reporting persons that no Forms 3, 4 or 5 were required of such persons, we believe that during our fiscal year ended December 31, 2010, all reports were timely filed.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure

Our current Chairman is also the current President and Chief Executive Officer. In addition, the nominating and governance committee has designated a Lead Independent Director. The board of directors believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. The board of directors believes that the Company’s current model of the combined Chairman/President and Chief Executive Officer in conjunction with the lead director position with the duties described below is the appropriate leadership structure for Solta Medical at this time.

Our Lead Independent Director’s responsibilities include reviewing and approving the agenda for board meetings and leading executive sessions of the board of directors during which our independent directors meet without management present, and providing consolidated feedback from those meetings to the Chairman and Chief Executive Officer. These executive sessions allow the board of directors to review key decisions and discuss matters in a manner that is independent of the Chief Executive Officer. Our Lead Independent Director also has the authority to call meetings of the board of directors in executive session and serves as a liaison to the Chairman and Chief Executive Officer in consultation with the other independent directors.

Risk Oversight & Analysis

Management is responsible for the day-to-day management of risks the Company faces, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes implemented by management are adequate and functioning as designed. As a critical part of this risk oversight role, the board encourages full and open communication between management and the board of directors. Senior management attends the quarterly board meetings and is available to address any questions or concerns raised by the board on risk-related and other matters. The board of directors regularly receives presentations from senior management on strategic matters involving our operations to enable it to understand our risk identification, risk management and risk mitigation strategies. The board also holds strategic planning sessions with senior management to discuss strategies, key challenges and risks and opportunities for the company.

While the board is ultimately responsible for risk oversight at Solta Medical, our committees assist the board in fulfilling its responsibilities in certain areas of risk. The Audit Committee assists the board in fulfilling its oversight responsibilities with respect to risk management in areas of financial risk, internal controls, and compliance with legal and regulatory requirements. The Compensation Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure.

Board of Directors and Committee Composition

Our authorized number of directors is eight. Our board of directors is divided into three classes, each with staggered three-year terms expiring at the annual meeting of stockholders for the year specified below. Our board has three standing committees: (1) Nominating and Governance, (2) Compensation, and (3) Audit.

Name	Age	Current Term Expires	Nominating and Governance Committee	Compensation Committee	Audit Committee
Employee Director:
Stephen J. Fanning	59	2013

Non-Employee Directors:
Harold L. Covert	64	2013	Member		Chair
Cathy L. McCarthy	63	2012		Member	Member
Mark M. Sieczkarek	56	2012		Chair	Member
Eric B. Stang	51	2012	Chair

Non-Employee Directors and Nominees:
Edward W. Knowlton, M.D.	62	2011
Linda Graebner	61	2013

Number of Meetings in Fiscal 2010			1	7	6

Director Nominees

Edward W. Knowlton, M.D. Dr. Knowlton is our founder and has been a director since January 1996. From August 2004 to the present, Dr. Knowlton has been retired from the practice of medicine, and has focused on developing medical technologies and consulting for us. From November 1978 to August 2004, Dr. Knowlton served as the President of Edward W. Knowlton, M.D. Inc., a private practice in plastic surgery. He founded the Danville Ambulatory Surgery Center, an outpatient center for plastic surgery, in 1983. Dr. Knowlton received his M.D. from Washington University.

For the following reasons, the board concluded that Dr. Knowlton should serve as a director of Solta Medical. Dr. Knowlton has a depth of medical and healthcare experience. Due to his experience as a plastic surgeon, he is very knowledgeable of our customer base and the use of our products in the field. In addition, due to his long association with Solta Medical, he has deep institutional knowledge of the Company’s operations and management as well as the aesthetics industry generally.

Linda Graebner. Linda Graebner was nominated to the Board of Directors effective February 9, 2011. Ms. Graebner is currently Managing Partner of LG Associates, a consulting firm. From 1993 to 2006, Ms. Graebner was CEO of Tilia, a provider of houseware products. From 1987 to 1993 Ms. Graebner held various executive level positions at Dole Food Company, a food producer. From 1979 to 1987, she held senior executive positions at James River Corporation, a manufacturer of disposable paper products, and Crown Zellerbach, a paper manufacturer. From 1975 to 1979, Ms. Graebner was also a Senior Associate with the management consulting firm of Booz, Allen & Hamilton. Ms. Graebner is currently serves as a director of a privately held company that specializes in growing, roasting, trading and marketing coffee and a privately held company that develops kitchen, cleaning and personal care products. Ms. Graebner has a B.S. degree in mathematics from Purdue University and an M.B.A. from Stanford University.

For the following reasons, the board concluded that Ms. Graebner should serve as a director of Solta Medical. Through her tenure as Chief Executive Officer at Tilia and other various executive roles, Ms. Graebner brings to the board strategic and marketing management knowledge in the consumer products segment as well as demonstrated leadership ability and experience.

Directors Whose Terms Extend Beyond the 2011 Annual Meeting

Stephen J. Fanning. Mr. Fanning has been our President and Chief Executive Officer since January 2005 and Chairman of the board of directors since July 2006. From August 2001 to January 2005, Mr. Fanning served as the President and Chief Executive Officer of Ocular Sciences, a manufacturer and distributor of disposable contact lenses. Previously, Mr. Fanning served in various senior executive positions at Johnson & Johnson for over 25 years. Mr. Fanning currently serves as a director of a privately held company that develops medical devices outside of the aesthetics market. Within the past five years, Mr. Fanning also served on the board of directors of Isolagen, a biotechnology company. Mr. Fanning received his B.S. degree from Philadelphia University.

For the following reasons, the board concluded that Mr. Fanning should serve as a director of Solta Medical. As President and Chief Executive Officer, Mr. Fanning has a deep knowledge and understanding of the Company and its business. Mr. Fanning’s prior experience in senior executive positions at Johnson & Johnson as well as his experience in the life sciences industry gives him insight into the strategic and operational issues in the life sciences industry.

Harold L. Covert. Mr. Covert has been a director since July 2007. From September 2009 to September 2010, Mr. Covert served as President of Silicon Image, Inc., a leader in the secure distribution, presentation and storage of high-definition content. From October 2007 to September 2009, Mr. Covert has served as Chief Financial Officer of Silicon Image. From October 2005 to October 2007, Mr. Covert served as Chief Financial Officer of Openwave Systems, a provider of software solutions for the communications and media industries. From December 2003 to September 2005, Mr. Covert served as Chief Financial Officer of Fortinet, a network security company. From July 2001 to October 2003, Mr. Covert served as Chief Financial Officer of Extreme Networks, a network infrastructure equipment provider. Mr. Covert currently serves as a director of JDS Uniphase, a networking equipment manufacturer, and Harmonic, a leading provider of video delivery solutions to cable, satellite, telco, terrestrial and wireless operators around the world. Mr. Covert received his B.S. degree from Lake Erie College and his M.B.A. from Cleveland State University. Mr. Covert is a Certified Public Accountant.

For the following reasons, the board concluded that Mr. Covert should serve as a director of Solta Medical. Mr. Covert is an experienced financial leader with vast experience in finance and accounting obtained through his education and his tenure as Chief Financial Officer of publicly traded companies including Openwave Systems, Fortinet, Extreme Networks and Silicon Image. The compliance, financial reporting and audit experience Mr. Covert gained in these positions has enabled Mr. Covert to address issues that have arisen at Solta Medical during Mr. Covert’s tenure as chairman of the Company’s audit committee.

Cathy L. McCarthy. Ms. McCarthy has been a director since July 2007. Ms. McCarthy is President & Chief Executive Officer and director and Chairman of the Board of SM&A, a provider of business capture and post-award risk mitigation services. Since 2000, Ms. McCarthy has served in various senior executive positions at SM&A, including Executive Vice President, Chief Financial Officer, Corporate Secretary and from 2005 to mid-2007, Ms. McCarthy served as its President and Chief Operating Officer. Ms. McCarthy currently serves as a director of the Orange County Advisory Board of City National Bank. Ms. McCarthy attended Robert Morris College majoring in finance and accounting, the University Of Wisconsin School Of Banking at Madison and the Carnegie Mellon University Executive Finance & Accounting Program.

For the following reasons, the board concluded that Ms. McCarthy should serve as a director of Solta Medical. Through her various roles at SM&A, including her tenure as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, Ms. McCarthy brings to the board strategic, management and financial ability at senior executive levels as well as demonstrated leadership ability and experience.

Mark M. Sieczkarek. Mr. Sieczkarek has been a director since July 2006. From April 2003 to the present, Mr. Sieczkarek has served as the President and Chief Executive Officer and director of Conceptus, a medical device company. From 1995 to January 2003, Mr. Sieczkarek served in various senior executive positions at Bausch & Lomb, an eye care company, including as President of the Americas, President of Europe, Middle East and Africa, Vice President of Finance and Information Management and Technology of Bausch & Lomb Surgical, Vice President of Corporate Development of Bausch & Lomb Surgical, and Vice President and Controller of North American Vision Care. Previously, he served as the Vice President and Chief Financial Officer of KOS Pharmaceuticals. Mr. Sieczkarek currently serves as a director of Conceptus. Mr. Sieczkarek received his B.S. degree from the State University of New York at Buffalo and his M.B.A. from Canisius College.

For the following reasons, the board concluded that Mr. Sieczkarek should serve as a director of Solta Medical. Mr. Sieczkarek brings extensive experience in the medical device industry serving as Chief Executive Officer and President of a well known public company and as a senior executive at Bausch & Lomb. Mr. Sieczkarek also serves as a director of the same company providing him with valuable insight in the workings and best practices at the board level. The executive and public company reporting experience Mr. Sieczkarek gained in these positions has enabled Mr. Sieczkarek to address issues that have arisen at Solta Medical during Mr. Sieczkarek’s tenure as chairman of the Company’s compensation committee.

Eric B. Stang. Mr. Stang has been a director since December 2008. From January 2009 to present, Mr. Stang has served as Chief Executive Officer of ooma, Inc. a provider of broadband telephony products. From October 2006 to December 2008, Mr. Stang served as President and Chief Executive Officer and director of Reliant Technologies. Mr. Stang served as Chairman, President and Chief Executive Officer of Lexar Media, a digital media products company, from July 2003 until its acquisition in June 2006 and until September 2006 in a transition role. From July 2001 to July 2003, Mr. Stang served as President, Chief Executive Officer and on the board of directors of Lexar Media. Mr. Stang currently serves as a director of Rambus, a leading provider of chip-to-chip interface products and services. Within the past five years, Mr. Stang also served on the board of directors of Lexar Media. Mr. Stang received his B.A. degree from Stanford University and his M.B.A. from the Harvard Business School.

For the following reasons, the board concluded that Mr. Stang should serve as a director of Solta Medical. Mr. Stang’s experience as President and Chief Executive Officer and director of Reliant Technologies provided Mr. Stang not only with extensive experience in operations but also with regard to strategic planning and best practices at the board level. His prior executive experience demonstrates his management and financial ability at senior levels. His service as director for a public company board as well as two private companies allow him to provide valuable input to our board of directors.

Board and Committee Meetings

In the year ended December 31, 2010, our board of directors held 11 meetings, including five regularly scheduled meetings and six special meetings. Our board of directors has an audit committee, a compensation committee and a nominating and governance committee. Each of our directors attended at least 75% of the aggregate meetings of the board and the committees on which he or she served that were held in 2010. We also encourage, but do not require our directors to attend the annual meeting. Director Stephen J. Fanning attended the annual meeting in 2010. No other board members attended that meeting, in person or telephonically.

Audit Committee. Our audit committee is a standing committee of, and operates under a written charter adopted by, our board of directors. The committee’s written charter is available on our website at http://www.solta.com. Our audit committee is chaired by Mr. Covert and also includes Ms. McCarthy and Mr. Sieczkarek, each of whom is independent within the meaning of applicable SEC and Nasdaq rules. Our board of directors has determined that Mr. Covert qualifies as an audit committee financial expert. The committee is authorized to:

•	appoint our independent registered public accounting firm;

•	review our internal accounting procedures and financial statements; and

•	consult with and review the services provided by our independent registered public accounting firm, including the results and scope of their audit.

Compensation Committee. Our compensation committee is a standing committee of, and operates under a written charter adopted by, our board of directors. The compensation committee, together with our board, establishes compensation for our Chief Executive Officer and our other executive officers and administers the 2006 Equity Incentive Plan, as amended, the 2006 Employee Stock Purchase Plan, and the 1997 Stock Option Plan. The committee’s written charter is available on our website at http://www.solta.com. Our compensation committee is chaired by Mr. Sieczkarek and also includes Ms. McCarthy, each of whom is independent within the meaning of applicable SEC and Nasdaq rules. The committee is authorized to:

•	discharge the board’s responsibilities relating to compensation of our executive officers;

•	administer our stock option plans, stock purchase plans, restricted stock plans and any other equity incentive plans we adopt; and

•	provide disinterested administration of any employee benefit plans in which our executive officers are eligible to participate.

Our compensation committee also assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our compensation committee may form and delegate authority to subcommittees when appropriate.

In determining the compensation of the executive officers, our compensation committee has engaged Compensia, an outside executive compensation consultant, to analyze trends in executive compensation and the compensation of our executive officers compared to its industry peer group. In addition, the Compensation Committee considers the recommendations of Mr. Fanning with respect to the compensation of the executive officers other than himself.

In fulfilling its role in assisting the board in its oversight responsibilities, our compensation committee believes that the various elements of our compensation program mitigate against and do not encourage excessive risk taking and instead encourages behaviors that support sustainable value creation. Therefore, we do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Nominating and Governance Committee. Our nominating and governance committee is a standing committee of, and operates under a written charter adopted by, our board of directors. The committee’s written charter is available on our website at http://www.solta.com. Our nominating and governance committee is chaired by Mr. Stang and also includes Mr. Covert. Mr. Stang and Mr. Covert are independent within the meaning of applicable SEC and Nasdaq rules.

The committee is authorized to:

•	discuss and recommend to full board of directors for approval by a majority of the independent members of the board of directors all nominees for membership on the board of directors;

•

discuss and recommend to full board of directors for approval by a majority of the independent members of the board of directors the appointment of directors to committees of the board of directors and suggested rotations for chairmen of committees of the board of directors;

•	review issues and developments relating to corporate governance; and

•	evaluate the effectiveness of the operation of the board of directors and its committees.

Consideration of Director Nominees

Stockholder Nominations and Recommendations. As described above in the Question and Answer section of this proxy statement under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?,” our Bylaws set forth the procedure for the proper submission of stockholder nominations for membership on our board. In addition, the Nominating and Governance Committee will consider properly submitted stockholder recommendations (as opposed to formal nominations) of director candidates. A stockholder may recommend a candidate for the board of directors by submitting the following information to our Secretary at 25881 Industrial Boulevard, Hayward, California 94545: the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, professional and personal references and information regarding any relationships between the candidate and Solta Medical within the last three years. The party making the recommendation must submit evidence of being a Solta Medical stockholder.

Director Qualifications. Members of the board should have the highest professional and personal ethics and values, and conduct themselves in a manner consistent with our Code of Business Conduct and Ethics. The Committee has not established specific minimum qualifications for director candidates, however, it believes that the board of directors should be comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall board effectiveness, and (iv) meet other criteria as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Identifying and Evaluating Director Nominees; Diversity. Typically new candidates for nomination to our board are suggested by existing directors or by our executive officers. Candidates may also come to the attention of our board through professional search firms, stockholders or other persons. The nominating and governance committee will carefully review the qualifications of any candidates who have been properly brought to its attention. Such review may, in the nominating and governance committee’s discretion, include a review solely of information provided to the nominating and governance committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the nominating and governance committee deems proper. The nominating and governance committee will consider the suitability of each candidate, including the current members of the board, in light of the current size and composition of the board. While we do not have a formal diversity policy for board membership, the board of directors seeks members who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. In evaluating the qualifications of the candidates, the nominating and governance committee considers many factors, including, diversity with respect to judgment, independence, age, gender and race, skills and expertise, professional experience, length of service, other commitments and the like. The nominating and governance committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by stockholders will be evaluated by the independent directors using the same criteria as other candidates.

Director Nominees at our 2011 Annual Meeting. Our nominating and governance committee recommended for nomination to our board.

Code of Business Conduct and Ethics

We are committed to maintaining the highest standards of business conduct and ethics. We have adopted a Code of Business Conduct and Ethics (the “Code”) for our directors, officers (including our principal executive officer and principal financial officer) and employees. The Code reflects our values and the business practices and principles of behavior that support this commitment. The Code satisfies SEC rules for a “code of ethics” required by Section 406 of the Sarbanes-Oxley Act of 2002, as well as the Nasdaq listing standards requirement for a “code of conduct.” The Code is available on our website at http://www.solta.com under “Investor Relations—Corporate Governance.” We will post any amendment to the Code, as well as any waivers that are required to be disclosed by the rules of the SEC or the Nasdaq, on our website.

Communications with the Board of Directors

Stockholders wishing to communicate with the board or with an individual board member concerning Solta Medical may do so by writing to the board or to the particular board member, and mailing the correspondence to Attn: Board of Directors, c/o Secretary, Solta Medical, Inc., 25881 Industrial Boulevard, Hayward, California 94545. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

Director Compensation

From January 1, 2010 to December 31, 2010, each of our non-employee directors received a $25,000 annual retainer, to be paid quarterly for general service as a director and $1,500 per meeting for attendance in person or $500 for participation via telephone.

From January 1, 2010 to December 31, 2010, the chairpersons of our audit committee, compensation committee, and nominating and governance committee received an annual retainer of $15,000, $10,000 and $4,000, respectively, with each amount to be paid on a quarterly basis, in consideration for their services in these roles. In addition, each chairperson received $500 for attendance at each committee meeting. Further, non-employee director members of our audit committee, compensation committee, and nominating and governance committee received an annual retainer of $5,000, $4,000 and $2,000, respectively, with each amount to be paid on a quarterly basis. Each non-employee director committee member also received $500 for attendance at each committee meeting.

In addition, the lead independent director, Mr. Sieczkarek, received an annual retainer of $10,000.

Directors may be reimbursed for expenses incurred in connection with their attendance at board of directors and committee meetings.

In the past, we granted directors options to purchase our common stock pursuant to the terms of our 1997 Stock Option Plan. We now provide for the automatic grant of non-statutory options to our non-employee directors under our 2006 Equity Incentive Plan, as amended. From January 1, 2010 to December 31, 2010, each non-employee director first appointed to the board of directors received an initial option to purchase 50,000 shares upon such appointment. These options will vest ratably as to 1/36th of the shares subject to the option each month, subject to the director’s continued service on each relevant vesting date. In addition, non-employee directors who had been directors for at least six months received an option to purchase 25,000 shares immediately following the annual meeting of our stockholders. These options will vest ratably as to 1/12th of the shares subject to the option each month, subject to the director’s continued service on each relevant vesting date. All options granted under the automatic grant provisions have a term of ten years and an exercise price equal to the fair market value on the date of grant.

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2010.

Name	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation		Total
Harold L. Covert	$55,000	$34,635	$—		$89,635
Linda Graebner	—	—	—		—
Edward W. Knowlton, M.D.	35,500	34,635	75,000	(2)	145,135
Cathy L. McCarthy	51,000	34,635			85,635
Marti Morfitt	42,500	34,635			77,135
Mark M. Sieczkarek	64,500	34,635			99,135
Eric B. Stang	36,000	34,635			70,635

(1)	Amounts represent the dollar amount of compensation cost recognized over the requisite service period, in accordance with ASC Topic 718, which include both the amounts recorded as compensation expense in our statement of operations for the 2010 fiscal year as well as amounts to be recognized in future requisite service periods.
(2)	Amount represents consulting fees earned under a consulting agreement with Dr. Knowlton.

During fiscal 2010, our non-employee directors were issued options to purchase shares of our common stock as set forth in the following table.

Name	Grant Date	Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards(1)
Harold L. Covert	6/3/10	25,000	$2.47	$34,635
Edward W. Knowlton, M.D.	6/3/10	25,000	2.47	34,635
Cathy L. McCarthy	6/3/10	25,000	2.47	34,635
Marti Morfitt	6/3/10	25,000	2.47	34,635
Mark M. Sieczkarek	6/3/10	25,000	2.47	34,635
Eric B. Stang	6/3/10	25,000	2.47	34,635

(1)	Amounts represent the dollar amount of compensation cost recognized over the requisite service period, in accordance with ASC Topic 718, which include both the amounts recorded as compensation expense in our statement of operations for the 2010 fiscal year as well as amounts to be recognized in future requisite service periods.

Aggregate number of option awards outstanding (both exercisable and unexercisable) for each of our directors at fiscal year-end are set forth in the following table.

Name	Number of Option Awards Outstanding
Harold L. Covert	82,500
Edward W. Knowlton, M.D.	122,500
Cathy L. McCarthy	82,500
Marti Morfitt	—
Mark M. Sieczkarek	95,298
Eric B. Stang	75,000

Director Independence

Our board of directors has determined that directors Harold L. Covert, Cathy L. McCarthy, Mark M. Sieczkarek and Eric Stang, and director nominees Edward W. Knowlton, M.D. and Linda Graebner are each independent within the meaning of the rules of The NASDAQ Stock Market LLC. Mr. Fanning is not considered to be independent.

Our compensation committee is currently chaired by Mr. Sieczkarek and also includes Ms. McCarthy, each of whom is independent within the meaning of the rules of The NASDAQ Stock Market LLC and applicable SEC rules.

Our nominating and governance committee is currently chaired by Mr. Stang and also includes Mr. Covert. Mr. Stang and Mr. Covert are independent within the meaning of the rules of The NASDAQ Stock Market LLC and applicable SEC.

In determining the independence of Edward W. Knowlton, M.D., our board of directors took into consideration our consulting agreement with Edward W. Knowlton, M.D. to obtain consulting services related to the development of our Thermage system. Pursuant to the consulting agreement, Dr. Knowlton provides approximately six days of consulting services per month at a rate of $6,250 per month for an indefinite term. The consulting agreement is terminable by either party upon a one-year written notice.

In addition, our board of directors considered the fact that Dr. Knowlton was neither a beneficial owner of 5% of our common stock nor did the aggregate fees under his consulting agreement exceed $120,000 during any period of 12 consecutive months within the previous three years. Furthermore, our board considered that Dr. Knowlton is neither an executive officer nor an employee of the company.

Related Party Transactions

We describe below transactions and series of similar transactions that have occurred during our last fiscal year to which we were a party or a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

In 2010, there were no related party transactions.

Review, Approval or Ratification of Related Party Transactions

As provided by our audit committee charter, our audit committee must review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to our audit committee any such related party transaction prior to its completion. We have not adopted specific standards for approval of related party transactions, but instead our audit committee reviews each such transaction on a case-by-case basis. Our policy is to require that all executive compensation-related matters be recommended and approved by our compensation committee as provided by our compensation committee charter and be reported under applicable SEC rules.

REPORT OF THE AUDIT COMMITTEE

The material in this section is not deemed filed with the SEC and is not incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

The Audit Committee is responsible for providing oversight to Solta Medical’s accounting and financial reporting processes and the audit of Solta Medical’s financial statements. The Audit Committee monitors Solta Medical’s external audit process, including auditor independence matters, the scope and fees related to audits, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The Audit Committee also reviews the results of the external audit with regard to the adequacy and appropriateness of our financial, accounting and internal controls over financial reporting. In addition, the Audit Committee generally oversees Solta Medical’s internal compliance programs. The function of the Audit Committee is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee members are not professional accountants or auditors. Under its Charter, the Audit Committee has authority to retain outside legal, accounting or other advisors as it deems necessary to carry out its duties and to require Solta Medical to pay for such expenditures.

The Audit Committee provides counsel, advice and direction to management and the independent registered public accounting firm on matters for which it is responsible, based on the information it receives from management and the independent registered public accounting firm and the experience of its members in business, financial and accounting matters.

Solta Medical’s management is responsible for the preparation and integrity of its financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.

In this context, the Audit Committee hereby reports as follows:

1. Solta Medical management has represented to the Audit Committee that the 2010 audited financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the audited financial statements for 2010 with Solta Medical’s management and the independent registered public accounting firm.

2. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Accounting Oversight Board in Rule 3200T.

3. The Audit Committee has received written disclosures and a letter from the independent registered public accounting firm, Deloitte & Touche LLP, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

4. Based on the review and discussion referred to above, the Audit Committee recommended to the board, and the board has approved, that the audited financial statements be included in Solta Medical’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The foregoing report is provided by the undersigned members of the Audit Committee.

Hal Covert, Chairman

Cathy McCarthy

Mark M. Sieczkarek

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among our directors and officers. The following table sets forth certain information concerning our executive officers and directors, as of April 15, 2011:

Name	Age	Position
Stephen J. Fanning	59	President, Chief Executive Officer and Chairman of the board of directors
John F. Glenn	49	Chief Financial Officer
William Brodie	47	Vice President of Global Sales
H. Daniel Ferrari	52	Vice President of Finance
Kristine Foss	57	Vice President of Clinical and Regulatory
Douglas W. Heigel	50	Vice President of Operations
Jeffrey C. Nardoci	50	Vice President of Global Marketing
Thomas J. Yorkey, Ph.D.	49	Vice President of Research and Development

Further information with respect to Stephen J. Fanning is provided above under “Director Nominees” and “Directors Whose Terms Extend Beyond the 2011 Annual Meeting”.

John F. Glenn. Mr. Glenn has been our Chief Financial Officer since January 2008. From October 2004 to September 2007, Mr. Glenn served as Chief Financial Officer, Vice President of Finance, Treasurer and Secretary of Cholestech, a provider of diagnostic tools and information for the risk assessment and therapeutic monitoring of heart disease and inflammatory disorders. From 1990 to January 2004, Mr. Glenn served as the Chief Financial Officer and Vice President of Finance for Invivo, a medical device company. Mr. Glenn received his B.S. in Business Administration from the University of Nevada and M.B.A. from Santa Clara University.

William Brodie. Mr. Brodie has been our Vice President of Global Sales since January 2009. From January 2008 to January 2009, Mr. Brodie served as our Vice President of US Sales. From February 2006 to January 2008, Mr. Brodie served as our Director of Sales, Eastern U.S. From September 1998 to February 2006, Mr. Brodie served as Vice President of Sales and Field Operations and held various sales management positions with Benco Dental, a company specializing in dental office equipment sales, office design and supply management. Mr. Brodie received his B.S. degree from Rollins College and M.S. in Management from Georgia Institute of Technology.

H. Daniel Ferrari. Mr. Ferrari has been our Vice President of Finance since July 2009. From January 2008 to June 2009, he served our Vice President, Business & Financial Planning. From November 2004 to January 2008, Mr. Ferrari served as our Senior Director of Finance. From April 2004 to November 2004, Mr. Ferrari was a consultant for the Company. From September 2001 to March 2004, Mr. Ferrari served as Vice President, Corporate Controller of Critical Path, Inc., a publicly held enterprise software and hosted messaging company. From 1999 to 2001, Mr. Ferrari was a financial consultant for a number of private companies, advising executive management and venture capital investors regarding business model optimization, mergers and acquisitions, funding strategy, the IPO process and other financial matters. Prior to consulting, Mr. Ferrari served as Vice President, Finance of ReSound, Inc. a publicly held hearing device company, and was with the company from 1994 through 1999. Mr. Ferrari received his B.S. degree in Commerce and M.B.A. from Santa Clara University.

Kristine Foss. Ms. Foss has been our Vice President of Clinical and Regulatory since February 2010. From January 2007 to February 2010, Ms. Foss served as Vice President of Global Regulatory and Clinical affairs at Ultrashape. From August 2005 to December 2006, served as Vice President of Clinical and Regulatory Affairs at Mentor. Ms. Foss received her B.A. degree from Northwestern University and is a certified regulatory affairs professional (RAC).

Douglas W. Heigel. Mr. Heigel has been our Vice President of Operations since July 2003. From May 2002 to July 2003, he served as our Senior Director of Operations. From October 1995 to February 2002, Mr. Heigel worked for Argonaut Technologies, a biotech company, first as their Director of Manufacturing and then as Vice President, Manufacturing. In 1995 Mr. Heigel was Director of Manufacturing for Biomolecular Technologies, an early state biotech company. From 1988 to 1995, Mr. Heigel held engineering and operations management positions with Microsensor Technology, a measurement instrumentation company. Mr. Heigel received his B.S. degree from Oregon State University.

Jeffrey C. Nardoci. Mr. Nardoci has been our Vice President of Global Marketing since September 2009. From 2002 to December 2008, Mr. Nardoci served as Vice President of Commercial Operations of U.S. Vision Care with Bausch & Lomb. Prior to Bausch & Lomb, from 1997 to 2002, Mr. Nardoci was an executive consultant at Meridian Euro RSCG, a sales and marketing consulting group. Mr. Nardoci received his B.A. degree from Fairleigh Dickinson University.

Thomas J. Yorkey, Ph.D. Dr. Yorkey joined Solta in October of 2010 as the Senior Director of Technology Development and was promoted to the Vice President of Research and Development in January 2011. Dr. Yorkey has more than 20 years of medical device experience. Most recently, he served as the Vice President of Research and Development at Spiracur, wound care device company. Prior to Spiracur, Dr. Yorkey was the Vice President of Research and Development at NeoGuide Systems, a robotic endoscope company that was sold to Intuitive Surgical. Prior to NeoGuide, Dr. Yorkey had similar executive roles in Research and Development including Nellcor Puritan Bennett, a division of Tyco Healthcare. He holds a Ph.D. in Electrical Engineering from the University of Wisconsin, Madison and a Bachelor of Science degree in Electrical Engineering from the State University of New York at Buffalo.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and provides perspective for the data presented in the tables and narrative that follow. Our named executive officers for 2010 were the following executive officers:

Name	Title
Stephen J. Fanning	President and Chief Executive Officer
John F. Glenn	Chief Financial Officer
Clint Carnell*	Chief Operating Officer
William Brodie	Vice President, Global Sales
Jeffrey Nardoci	Vice President, Global Marketing

*	Clint Carnell resigned from the Company on March 17, 2011.

Compensation Philosophy and Objectives

The compensation committee of the board of directors (the “Committee”), together with our board, is responsible for establishing, implementing and monitoring adherence with our compensation philosophy. The Committee seeks to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive. The types of compensation and benefits provided to the named executive officers are similar to those provided to our other executive officers.

The primary objectives of our compensation programs are to:

•	attract and retain the top echelon of performers;

•	establish a direct link between sustained performance and individual rewards;

•	create long-term stockholder value; and

•	provide an ownership opportunity for all employees.

We seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives. Company performance is the primary measure of success upon which we structure our compensation. We evaluate and reward our executive officers based on their contribution to the achievement of short and longer term goals. The Committee believes that the most effective executive compensation program is one that is designed to reward achievement and that aligns executives’ interests with those of stockholders by rewarding performance, with the ultimate objective of improving stockholder value and building a sustainable company. The Committee evaluates each executive’s performance and compensation. The Committee seeks to ensure that we maintain our ability to attract and retain superior employees in key positions and that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of a selected group of our peer companies and the broader marketplace from which we recruit and compete for talent. To that end, the Committee believes the compensation provided by us to our executives, including the named executive officers, should include a mix of salary, cash bonuses and equity awards that reward performance and the creation of longer-term stockholder value, and that provide the appropriate level of incentives to retain each executive. Each element of compensation and the practices used to evaluate and inform the Committee’s decisions are discussed in detail below.

Executive compensation is reviewed annually, and adjustments are made to reflect performance-based factors, as well as competitive conditions.

How We Implement and Manage our Executive Compensation Programs

Role of Our Compensation Committee

The Committee sets our overall compensation philosophy, which is reviewed and approved by our board. The Committee also reviews and approves our compensation programs, including the specific compensation of our executive officers The Committee regularly meets in executive session to discuss compensation matters. The Committee operates under a written charter adopted by our board. A copy of this charter is available on our website at http://www.solta.com.

The Committee is appointed by our board, and currently is comprised of Cathy L. McCarthy and Mark Sieczkarek. A third director, Marti Morfitt, served on the Committee in 2010 until her resignation from the Board in September 2010. The primary purpose of the Committee is to:

•	discharge the board’s responsibilities relating to compensation of our executive officers;

•	administer our stock option plans, stock purchase plans, restricted stock plans and any other equity incentive plans we adopt; and

•	provide disinterested administration of any employee benefit plans in which our executive officers are eligible to participate.

The Committee assumes primary responsibility for the annual compensation review process.

Role of Compensation Consultant

The Committee, which has the authority to directly engage outside firms or consultants, has retained Compensia, a third-party compensation consulting firm, to support the Committee’s responsibilities in determining executive compensation and administering the related programs. The Committee periodically seeks input from Compensia on a range of external market factors. The Committee has worked with Compensia since 2007. During that time, Compensia has assisted the Committee’s executive compensation-setting process by:

•	reviewing those companies that comprise our peer group and advising on whether any changes to this group were advisable;

•	assisting in the design of our compensation programs for executives and board members, including discussing evolving compensation trends;

•	assisting in the design of our equity ownership guidelines; and

•	compiling and providing market data to assist in setting our compensation plan parameters and measures.

In 2010, other than its role as compensation consultant to the Committee, Compensia performed no other work for the Company. In the future, we may decide not to hire a compensation consultant each year, if we believe that the prior report we obtained, along with publicly-available data from our group, is sufficient to allow us to make informed decisions with regard to executive compensation matters.

Role of Executive Officers

Our Chief Executive Officer aids the Committee by providing recommendations regarding the compensation of all executive officers other than himself. Our Chief Executive Officer also advises the Committee regarding the alignment and weighting of our performance measures under our annual cash incentive (bonus) awards with our overall strategy, the impact of the design of our equity incentive awards on our ability to attract, motivate and retain highly talented executives, and the competitiveness of our compensation program.

Prior to the end of the year, our Chief Executive Officer reviews each executive officer’s performance as well as the Company’s performance against the pre-established financial targets and critical strategic priorities. Our Chief Executive Officer then presents this assessment to the Committee and makes his recommendations with respect to the appropriate base salary, annual bonus payments and grants of long-term equity incentive awards for all executive officers, other than himself. Any executive officer who participates in the Committee’s meetings leaves the meetings during discussions and deliberations of individual compensation actions affecting him or her personally and during the Committee’s executive sessions.

Each named executive officer, with the exception of our Chief Executive Officer, participated in an annual performance review with his or her respective manager, to provide input about his or her contributions to the Company’s goals and objectives for the period being assessed. Our Chief Executive Officer participated in a similar annual review with our Lead Independent Director. The recommendations of our Chief Executive Officer were assessed in the context of each named executive officer’s performance, along with competitive positioning information generated by Compensia and provided to management and the Committee with respect to base salary, bonus and equity compensation for each executive.

Positioning of Cash and Equity Compensation

The Committee believes it is important when making its compensation-related decisions to be informed as to current compensation practices of comparable publicly held companies in the medical device and life sciences industries. In the past the Committee has reviewed corresponding pay practices of a peer group of companies that was developed with the assistance of Compensia. Compensia was last asked to assist the Company in developing a new peer group in 2007. In light of the significant adverse global economic conditions that were affecting our business in 2009, the Committee accepted management’s recommendation not to award any base salary increases, without regard to peer group practices. This being the case, the Committee did not utilize a peer group for the determination of executive compensation for 2010. To provide independent and comparable company guidance regarding equity compensation, the Committee directed Compensia to develop a framework for 2010 executive equity compensation.

The data source for Compensia’s equity recommendation was the 2009 Radford High-Technology Executive Compensation Survey for U.S. companies with $50 million to $200 million in revenues. The Committee used the equity recommendations from the Compensia analyses to help define the competitive total compensation opportunity for each executive officer, but specific pay decisions for each executive are based on his or her past and anticipated contributions, current compensation package, retention risks and overall corporate performance.

Assessment of Corporate and Individual Achievement

Corporate Achievement

At the beginning of each year, management prepares and proposes to the Committee a set of corporate goals covering the expected operating and financial performance of the Company for the year. Our corporate goals are focused towards deliverables expected to advance near-term stockholder value while also building towards long-term stockholder value. These corporate goals are then reviewed and approved by the Committee. The Committee also assigns a specific weighting to each goal and establishes formulas for determining the resulting annual bonus payments based on actual achievement against these goals. In 2010, these goals related to targets in the categories of revenue, operating income and cash flow from operations goals, weighted 40%, 30% and 30%, respectively, of the total bonus opportunity. These goals were divided into six-month and 12-month targets. In July 2010 and again in February 2011, the Committee assessed the overall level of corporate achievement based on the Company’s performance relative to these goals. To further correlate executive compensation with corporate performance, in 2010 we made equity awards that could be earned based on achieving specified financial goals tied to our 2010 operating results. This represented the first time that equity awards were made subject to such thresholds. In 2011 we again made a portion of the equity awards to executives subject to performance criteria. Certain restricted stock units awarded in 2011 can be earned based on performance criteria tied to future change in the trading price of our common stock.

Individual Achievement

Although the Committee believes that the largest portion of each executive officer’s total compensation should be based on our executive officers’ success as a team and thus based on achievement of shared financial and critical strategic goals, it also believes that there should be some ability to reward individual and departmental contributions. To that end, we consider individual and departmental performance, the impact of that performance on the achievement of our strategic goals and objectives and on the executive team’s performance as significant factors in setting base salary and in granting equity-based compensation. At the beginning of each year, individual goals are established for each named executive officer, except for our Chief Executive Officer, whose performance is evaluated based solely on the corporate goals established for the year. These individual goals are derived from the corporate goals that relate to the named executive officer’s functional area.

Compensation Components

Compensation for our executive officers, including the named executive officers, is broken out into the following components:

Cash Compensation. Cash compensation consists of base salary and an annual bonus opportunity. In 2011, Compensia assisted us in establishing a new peer group to guide our determination of appropriate cash compensation opportunities. Our cash compensation goals for our executive officers are based upon the following principles:

•	Ensuring that our short-term incentive program is consistent with our compensation philosophy;

•	Payouts should be based primarily on corporate financial performance, rather than individual performance;

•	With improved company performance, pay will increase toward targeted positioning; and

•	Ensuring that individual target incentive opportunities align target total cash compensation levels with desired positioning.

Base Salary and Total Target Cash Compensation. In the past, our goal has been to set the base salaries of our executive officers between the 50th to 60th percentile of our peer group and total target cash compensation at or above the 60th percentile of our peer group. For 2009 and again in 2010, in light of the significant adverse global economic conditions that were affecting our business, the Committee accepted management’s recommendation not to award any base salary increases. In February 2011, the Committee approved salary increases for executives in the range of 4% to 6% for 2011.

Bonus Program. In addition to base salary, we have a bonus plan covering all full-time regular employees, including our executive officers (except our sales representatives who participate in a sales compensation plan) pursuant to which cash bonus payments may be made. As noted above, bonuses are calculated based upon actual achievement of the pre-established corporate financial goals. The financial targets for the 2010 cash bonus awards were the respective amounts included in the operating plan adopted by our Board of Directors for 2010.

For 2010, the Committee approved a bonus plan covering all full-time eligible regular employees, including our executive officers, maintaining the same target percentages of salary for each executive officer as had been used for 2009. The target bonus opportunity for our Chief Executive Officer was 80% of his base salary, for our COO and CFO, 50% of their respective base salaries, and for each other executive officer, 40% of his or her respective base salary. Bonuses were payable based on actual achievement against six-month and 12-month performance targets in the categories of revenue, operating income and cash flow from operations goals, weighted 40%, 30% and 30%, respectively, of the total bonus opportunity. The six-month bonus opportunity represented approximately 40% of the full-year bonus opportunity.

In July 2010, the Committee approved bonuses with respect to the first six months of 2010 for Mr. Fanning in the amount of $117,792, for Mr. Glenn in the amount of $44,654, for Mr. Carnell in the amount of $51,043, for Mr. Brodie in the amount of $30,478 and for Mr. Nardoci in the amount of $30,102. These bonus amounts represented approximately 32.7% of the respective executive officer’s full-year target bonus. The bonuses were determined based upon a comparison of our actual results to the six-month target performance objectives, as summarized in the following table:

Performance Category	Target (Threshold)	Actual Achievement	Level of Achievement of Target	Payout Factor
Revenue (6 months)	$59.0 million($54.8 million)	$56.0 million	54.5%	21.8%

Non-GAAP Operating Income (6 months)	$2.6 million( $0.9 million)	$5.3 million	100%	30.0%

Cash Flow from Operations (6 months)	$4.4 million ($2.9 million)	$7.7 million	100%	30.0%

In February 2011, the Committee approved bonuses with respect to the 12 months of 2010 for Mr. Fanning in the amount of $121,860, for Mr. Glenn in the amount of $46,197, for Mr. Carnell in the amount of $52,806, for Mr. Brodie in the amount of $35,204 and for Mr. Nardoci in the amount of $31,142. These bonus amounts, combined with the six-month bonus amounts determined and paid in July 2010, represented approximately 66.6% of the respective executive officer’s 12-month target bonus. The bonuses were determined based upon a comparison of our actual results to the 12-month threshold and target performance objectives, as summarized in the following table:

Performance Category	Target (Threshold)	Actual Achievement	Level of Achievement of Target	Payout Factor
Revenue (12 months)	$123.8 million ($111.7 million)	$110.9 million	90%	0.0%

Non-GAAP Operating Income (12 months)	$8.1 million ($3.4 million)	$7.1 million	88%	26.4%

Cash flow from operations (12 months)	$9.9 million ($6.6 million)	$10.5 million	100%	30.0%

In February 2011, the Committee approved a 2011 corporate bonus plan and again set bonuses targets for our Chief Executive Officer at 80% of his base salary, for our COO, CFO and VP of Global Sales, 50% of their respective base salaries, and for each other executive officer, 40% of his or her respective base salary. Bonuses are payable based on actual achievement against six-month and 12-month performance targets in the categories of revenue, operating income and management business objectives, each of which is weighted 34%, 33% and 33%, respectively, of the total bonus opportunity. The actual bonuses payable for 2011, if any, will vary depending on the extent to which our actual financial performance meets, exceeds, or falls short of these financial goals as approved by the Committee. We believe that the 2011 goals necessary to trigger a 100% target bonus payout to our executive officers are reasonably achievable.

Long-Term Incentive Program. We believe that long-term performance is achieved through an equity ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards. All employees are eligible to participate in our equity programs. Our equity compensation goals for our executive officers are based upon the following principles:

•	Stockholder and executive interests should be aligned;

•	The program should be structured to provide meaningful retention incentives to participants; and

•	Actual awards should be tailored to reflect individual performance and recruitment/retention goals.

Our practice is to make annual equity grants to our executive officers that is competitive with companies of a comparable size and business focus. Using the analysis done by Compensia in addition to recommendations made by our Chief Executive Officer, in February 2010 the Committee awarded option grants to our executive officers that approximated the 50th percentile of the 2009 Radford High-Technology Compensation Survey. We also took into consideration the use of equity awards as a means of rewarding achievement and as a means of retention, especially for our executive officers who were mostly vested in their prior awards. Further to this end, in March 2010 the Committee approved equity awards, the earning of which was directly tied to specified performance criteria, and any earned awards were then subject to time-based vesting. These awards consisted of restricted stock units, or RSUs, that were to vest in three equal annual installments if performance targets in the categories of revenue, operating income and cash flow from operations were achieved. The performance targets for the RSUs were not achieved, and the RSUs granted in March 2010 lapsed. Equity awards for 2010 to our named executive officers are summarized below:

Executive	2010 Option Awards	2010 RSU Awards
Stephen J. Fanning	419,000	237,389
John F. Glenn	175,000	65,991
Clint Carnell	200,000	115,484
William Brodie	98,000	94,037
Jeffrey Nardoci	100,000	41,244

We issue stock options to our executive officers, directors and employees to purchase shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant. The date of grant for our executive officers is typically the date of a regularly scheduled board meeting, of which we have four per year. We have no program, plan or practice to select option grant dates (or set board meeting dates) to correspond with the release of material non-public information.

In February 2011, the Committee again sought to make a portion of our equity awards to our executive officers subject not only to time-based vesting but also to make these awards subject to specific performance criteria. The equity awards made at this time consisted of restricted share units that were made subject to time-based vesting and market share units, the vesting of which is tied to the performance of the Company’s common stock relative to the Russell Microcap Index.

Severance and Change of Control Benefits. We entered into change of control and severance agreements providing for certain change of control benefits for our executive officers, the terms of which are described in more detail below in the sections entitled “Employment Agreements—Change of Control and Severance Agreements” and “Potential Payments Upon Termination or Change in Control.”

Other Benefits. We provide the following benefits to our executive officers generally on the same basis as the benefits provided to all employees:

•	Health, vision and dental insurance;

•	Life insurance;

•	Short-and long-term disability;

•	Section 401(k) plan;

•	Employee assistance plan; and

•	Flexible spending plan.

•	Performance awards programs (including President’s Club travel and gift cards).

We believe that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Summary Compensation Table

The following table sets forth summary compensation information for the years ended December 31, 2010, December 31, 2009 and December 31, 2008 for our chief executive officer, chief financial officer and each of our other three most highly compensated executive officers as of the end of the last fiscal year. We refer to these persons as our named executive officers elsewhere in this prospectus. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

Name and Principal Position	Year	Salary	Bonus	Stock Awards		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Stephen J. Fanning	2010	$450,000	$—	$510,386	(3)	$449,713	$239,652	$16,765	(5)	$1,666,516
President and Chief Executive Officer	2009	450,000	—	—		182,309	140,184	—		772,493
	2008	450,000	—	90,000	(4)	299,007	90,000	—		929,007

John F. Glenn	2010	272,950	—	141,881	(3)	187,828	90,851	747	(6)	694,257
Chief Financial Officer	2009	268,313	—	—		66,512	52,325	—		387,149
	2008	262,994	—	26,501	(4)	348,670	26,500	—		664,665

Clint Carnell	2010	312,000	—	248,291	(3)	214,660	103,849	82,877	(7)	961,677
Chief Operating Officer	2009	305,000	—	—		93,308	59,510	95,557	(8)	553,375
	2008	300,000	—	30,000	(4)	199,240	30,000	89,712	(8)	648,952

William Brodie	2010	244,177	—	202,180	(3)	105,183	65,683	68,919	(9)	686,142
Vice President, Global Sales	2009	228,281	—	—		37,323	35,624	62,349	(8)	363,577

Jeff Nardoci	2010	230,000		88,675	(3)	107,330	61,244	212,541	(10)	699,790
Vice President, Global Marketing

(1)	Amounts represent the dollar amount of compensation cost recognized over the requisite service period, in accordance with ASC Topic 718, which include both the amounts recorded as compensation expense in our income statement for the 2010 fiscal year as well as amounts to be recognized in future requisite service periods.
(2)	Amounts reported on “Non-Equity Incentive Plan Compensation” represent cash amounts paid under our bonus program, a non equity incentive program for the achievement of corporate operating performance. In 2010, our compensation committee determined to pay 123% of the target achievement of corporate performance under the bonus program in cash.
(3)	Represent grant of performance-based restricted stock units granted in 2010. The Company did not achieve the associated 2010 milestones and therefore the restricted stock units were cancelled in 2011.
(4)	Represent grant of restricted stock units granted in 2008 and earned in 2008 and 2009. The restricted stock units vested on January 23, 2010.
(5)	Amount represents awards earned under performance award programs.
(6)	Amount represents awards earned under performance award programs.
(7)	Amount represents commute-related expenses ($72,618) and awards earned under performance award programs ($10,259).
(8)	Amounts represent commute-related expenses.
(9)	Amounts represent commute and moving-related expenses ($50,458) and awards earned under performance award programs ($18,461).
(10)	Amounts represent moving-related expenses.

Grants of Plan-Based Awards in 2010

The following table lists grants of plan based awards made to our named executive officers in 2010 and related total fair value compensation for 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards
Name	Grant Date	Threshold	Target	Maximum	Number of Securities Underlying Options	Exercise Price of Option Awards		Grant Date Fair Value of Option Awards(2)
Stephen J. Fanning	3/31/2010	$—	$—	$—	237,389	$	*	$510,386
President and Chief Executive Officer	2/8/2010	—	—	—	419,000		1.91	449,713
	1/11/2010	—	360,000	442,800	—		—	—

John F. Glenn	3/31/2010	—	—	—	65,991		*	141,881
Chief Financial Officer	2/8/2010	—	—	—	175,000		1.91	187,828
	1/11/2010	—	136,475	167,864	—		—	—

Clint Carnell	3/31/2010	—	—	—	115,484		*	248,291
Chief Operating Officer	2/8/2010	—	—	—	200,000		1.91	214,660
	1/11/2010	—	156,000	191,880	—		—	—

William Brodie	3/31/2010	—	—	—	94,037		*	202,180
Vice President, Global Sales	2/8/2010	—	—	—	98,000		1.91	105,183
	1/11/2010	—	104,000	127,920	—		—	—

Jeff Nardoci	3/31/2010	—	—	—	41,244		*	88,675
Vice President, Global Marketing	2/8/2010	—	—	—	100,000		1.91	107,330
	1/11/2010	—	92,000	113,160	—		—	—

*	Represents grant of restricted stock units. The restricted stock units were to vest in three equal annual installments if performance targets in the categories of revenue, operating income and cash flow from operations were achieved. The performance targets for these awards were not achieved, and therefore the restricted stock units were cancelled in 2011. The share price as of March 31, 2010 was $2.15 per share.
(1)	Represents cash amounts payable under our 2010 bonus program, a non equity incentive program for the achievement of corporate operating performance. The maximum amount specified represents 123% of the target achievement of corporate operating performance.
(2)	In the case of options awarded, amounts represent the dollar amount of compensation cost recognized over the requisite service period, in accordance with ASC Topic 718, which include both the amounts recorded as compensation expense in our statement of operations for the 2010 fiscal year as well as amounts to be recognized in future requisite service periods. Page 85 of our Form 10-K describes the assumptions made in the valuation of our options under ASC Topic 718.

Employment Agreements

All of our current executive officers have entered into agreements with us which contain restrictions and covenants. These provisions include covenants relating to the protection of our confidential information and the assignment of inventions. None of our employees are employed for a specified term, and each employee’s employment with us is subject to termination at any time by either party for any reason, with or without cause.

Change of Control and Severance Agreements

In June 2008, we entered into the change of control and severance agreements with the following executive officers of the Company: Stephen J. Fanning, John F. Glenn, Clint Carnell, William Brodie, H. Daniel Ferrari, and Douglas W. Heigel. Kristine Foss and Jeff Nardoci subsequently entered into a change of control and severance agreement. With respect to Messrs. Fanning and Glenn, such change of control and severance agreements replace and supersede their previous employment agreements described above with respect to the subject matter contained in the change of control and severance agreements.

Agreement with Stephen J. Fanning, Chief Executive Officer:

Pursuant to the terms of the agreement with Mr. Fanning, in the event that Mr. Fanning is terminated without “cause” or resigns for “good reason” either prior to three (3) months before or after twelve (12) months following a change of control of the Company, he will be entitled to receive the following benefits:

•	A lump sum payment equal to two hundred percent (200%) of his annual base salary; and

•	Continuation of certain of his employee benefits for a period of up to twenty-four (24) months following termination.

In addition, in the event that Mr. Fanning is terminated without “cause” or resigns for “good reason” within three (3) months before or twelve (12) months following a change of control of the Company, he will be entitled to receive the following benefits:

•

A lump sum payment equal to two hundred percent (200%) of his annual base salary in effect immediately prior to his termination date or (if greater) at the level in effect immediately prior to the change of control;

•

A lump sum payment equal to two hundred percent (200%) of his annual target bonus for the fiscal year of his termination or (if greater) the annual target bonus in effect immediately prior to the change of control;

•	Continuation of certain of his employee benefits for a period of up to twenty-four (24) months following termination; and

•	Full vesting acceleration of all equity incentive awards held by Mr. Fanning at the time of termination.

Agreements with John F. Glenn, Chief Financial Officer, and Clint Carnell, Chief Operating Officer:

Pursuant to the terms of the agreements with Messrs. Glenn and Carnell, in the event that either of these executive officers is terminated without “cause” or resigns for “good reason” either prior to three (3) months before or after twelve (12) months following a change of control of the Company, he will be entitled to receive the following benefits:

•	A lump sum payment equal to one hundred percent (100%) of the executive’s annual base salary; and

•	Continuation of certain of the executive’s employee benefits for a period of up to twelve (12) months following termination.

In addition, in the event that any of these executive officers is terminated without “cause” or resigns for “good reason” within three (3) months before or twelve (12) months following a change of control of the Company, he will be entitled to receive the following benefits:

•

A lump sum payment equal to one hundred percent (100%) of the executive’s annual base salary in effect immediately prior to the executive’s termination date or (if greater) at the level in effect immediately prior to the change of control;

•

A lump sum payment equal to one hundred percent (100%) of the executive’s annual target bonus for the fiscal year of the executive’s termination or (if greater) the annual target bonus in effect immediately prior to the change of control;

•	Continuation of certain of the executive’s employee benefits for a period of up to twelve (12) months following termination; and

•	Full vesting acceleration of all equity incentive awards held by the executive at the time of termination.

Agreements with Vice Presidents—William Brodie and Jeff Nardoci:

Pursuant to the terms of the agreements with these executives, in the event that any of these executive officers is terminated without “cause” or resigns for “good reason” either prior to three (3) months before or after twelve (12) months following a change of control of the Company, he or she will be entitled to receive the following benefits:

•	A lump sum payment equal to fifty percent (50%) of the executive’s annual base salary; and

•	Continuation of certain of the executive’s employee benefits for a period of up to six (6) months following termination.

In addition, in the event that any of these executive officers is terminated without “cause” or resigns for “good reason” within three (3) months before or twelve (12) months following a change of control of the Company, he or she will be entitled to receive the following benefits:

•

A lump sum payment equal to fifty percent (50%) of the executive’s annual base salary in effect immediately prior to the executive’s termination date or (if greater) at the level in effect immediately prior to the change of control;

•

A lump sum payment equal to fifty percent (50%) of the executive’s annual target bonus for the fiscal year of the executive’s termination or (if greater) the annual target bonus in effect immediately prior to the change of control;

•	Continuation of certain of the executive’s employee benefits for a period of up to six (6) months following termination; and

•	Full vesting acceleration of all equity incentive awards held by the executive at the time of termination.

For purposes of these agreements, “cause” shall mean (i) the executive officer’s willful failure to substantially perform the executive officer’s duties, other than a failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment; (ii) the executive officer’s willful act which constitutes gross misconduct and which is injurious to the Company; (iii) the executive officer’s willful breach of a material provision of the agreement; or (iv) the executive officer’s knowing, material and willful violation of a federal or state law or regulation applicable to the business of the Company.

For purposes of these agreements, “good reason” shall mean the executive officer’s termination of employment within ninety (90) days following the expiration of a reasonable cure period following the occurrence of one or more of the following, without the executive officer’s consent: (i) a material reduction in the executive officer’s authority, duties, or responsibilities relative to the executive officer’s duties, position or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not constitute “good reason”; (ii) a material reduction by the Company of the executive officer’s base salary in effect immediately prior to such reduction; (iii) a material change in the geographic location at which the executive officer must perform services (in other words, the relocation of the executive officer to a facility that is more than fifty (50) miles from the executive officer’s current location).

We have adopted a formal severance benefit plan for our full-time employees. The exact payment to any eligible employee is dependent on rank. The maximum possible payment to the highest ranking employees covered by the plan is equal to 12 weeks of severance pay and 3 months of COBRA coverage and outplacement services. Our Chief Executive Officer and our Chief Financial Officer and our Executive Officers, whose employment agreements provide for separate and superior severance benefits, and our employees based outside the United States, are not eligible to participate in the plan. Each of our other full-time employees who is involuntarily terminated as a result of the following circumstances is eligible to participate in the plan:

•	a corporate reorganization;

•	a reduction in staff and selection for participation in the plan by the Chief Executive Officer; or

•	a closure or reorganization of a facility or operation.

Potential Payments Upon Termination or Change in Control

The following table lists our named executive officers and the estimated payments and benefits they would have become entitled to had their employment with us terminated without cause or if a named executive officer resigned for good reason on December 31, 2010.

Name	Estimated Total Value of Cash Payment	Estimated Total Value of Health Coverage Continuation	Value of Accelerated Equity(1)
Stephen J. Fanning	$900,000	$30,740	$1,525,253
John F. Glenn	272,950	23,169	513,559
Clint Carnell	312,000	23,169	749,258
William Brodie	130,000	11,585	461,871
Jeff Nardoci	115,000	11,585	255,232

(1)	We estimate the value of acceleration of options and shares held by each of our name executive officers based on a share price of $3.05 per share as of December 31, 2010 and the number of options and shares held by each of our executive officers that were unvested as of December 31, 2010.

The following table lists the named executive officers and the estimated amounts they would have become entitled to had their employment with us terminated as a result of the change of control of the Company and had the named executive officer been terminated without cause or resigned for good reason on December 31, 2010.

Name	Estimated Total Value of Cash Payment	Estimated Total Value of Health Coverage Continuation	Value of Accelerated Equity(1)
Stephen J. Fanning	$1,620,000	$30,740	$1,525,253
John F. Glenn	409,425	23,169	513,559
Clint Carnell	468,000	23,169	749,258
William Brodie	182,000	11,585	461,871
Jeff Nardoci	161,000	11,585	255,232

(1)	We estimate the value of acceleration of options and shares held by each of our named executive officers based on a share price of $3.05 per share as of December 31, 2010 and the number of options and shares held by each of our executive officers that were unvested as of December 31, 2010.

Equity Incentive Awards Outstanding as of December 31, 2010

The following table lists the outstanding option awards held by our named executive officers as of December 31, 2010.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Vesting Schedule
Stephen J. Fanning	87,291	331,709	$1.91	2/8/2020	(1)
	174,625	206,375	1.00	2/8/2020	(1)
	106,250	43,750	4.64	2/11/2018	(1)
	117,187	7,813	9.05	3/19/2017	(1)
	102,084	—	1.90	2/7/2016	(1)
	650,000	—	1.90	2/2/2015	(2)

John F. Glenn	36,458	138,542	1.91	2/8/2020	(1)
	63,708	75,292	1.00	2/27/2019	(1)
	127,604	47,396	4.64	2/11/2018	(2)

Clint Carnell	41,666	158,334	1.91	2/8/2020	(1)
	89,375	105,625	1.00	2/27/2019	(1)
	72,916	27,084	4.64	2/11/2018	(1)
	28,125	1,875	9.05	3/19/2017	(1)
	121,135	—	1.90	10/5/2015	(2)

William Brodie	20,416	77,584	1.91	2/8/2020	(1)
	35,750	42,250	1.00	2/27/2019	(1)
	2,500	—	4.63	2/19/2018	(3)
	58,333	21,667	4.64	2/11/2018	(1)
	12,000	—	8.70	2/28/2017	(1)
	26,000	—	3.00	5/3/2016	(2)

Jeff Nardoci	20,833	79,167	1.91	2/8/2020	(1)
	31,250	68,750	2.48	10/28/2019	(2)

(1)	The shares underlying this option vest 1/48 per month following the vesting commencement date.
(2)	The shares underlying this option vest 1/4 on the one year anniversary of the vesting commencement date and 1/48 per month thereafter.
(3)	The shares underlying this option are fully vested.

Aggregated Option Exercises in 2010

The following table lists the options exercised by our named executive officers in 2010.

Name	Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise
Stephen J. Fanning	—	—
John F. Glenn	—	—
Clint Carnell	—	—
William Brodie	—	—
Jeff Nardoci	—	—

Nonqualified Deferred Compensation

None of our named executive officers currently participates in a non-qualified defined contribution plan or other deferred compensation plan maintained by us.

Compensation Committee Interlocks and Insider Participation

Cathy L. McCarthy and Mark M. Sieczkarek are the current members of the compensation committee. No member of the compensation committee is an executive officer or former officer of ours. No executive officer of ours served on the board of directors of any entity whose executive officers included a director of ours.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management of Solta Medical, and based upon those discussions, the Committee has recommended to Solta Medical’s board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the undersigned members of the Compensation Committee.

Mark M. Sieczkarek, Chairman

Cathy L. McCarthy

PROPOSAL ONE—ELECTION OF DIRECTORS

Classes of the Board of Directors

Our board currently consists of eight directors, divided among the three classes designated as Class I, Class II and Class III of approximately equal size. The members of each class are usually elected to serve three-year terms with the term of office for each class ending in successive years.

The term of our Class II directors, Edward W. Knowlton, M.D. and Linda Graebner, expires at this Annual Meeting.

Edward W. Knowlton, M.D. and Linda Graebner have been nominated for election to the board to serve as our Class II directors until the 2014 Annual Meeting or until their successors have been elected and qualified.

Vote Required

The nominees for directors receiving the highest number of affirmative votes of the shares entitled to vote for him or her shall be elected as director. Votes withheld from a director are counted for purposes of determining the presence or absence of the quorum, but have no other legal effect.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES FOR CLASS II DIRECTORS LISTED ABOVE.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2011. If our stockholders fail to ratify the Audit Committee’s selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of our company and our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from our stockholders.

In 2009, PricewaterhouseCoopers LLP resigned as our independent registered public accounting firm. The reports of PricewaterhouseCoopers LLP on our consolidated financial statements as of and for the year ended December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the years ended December 31, 2008, and through May 6, 2009, there were no (a) disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter thereof in connection with its reports on the financial statements of Solta Medical, Inc. for such years, or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

We provided PricewaterhouseCoopers LLP with a copy of the disclosures we proposed to make in a current report on Form 8-K filed on April 30, 2009, as amended on May 13, 2009, and requested from PricewaterhouseCoopers LLP a letter indicating whether or not it agrees with such disclosures. A copy of PricewaterhouseCoopers LLP’s letter was filed as an exhibit to the Form 8-K reporting the change in our auditors.

Also on April 29, 2009, we selected Deloitte & Touche LLP to serve as our independent registered public accounting firm. The reports of Deloitte & Touche LLP on our consolidated financial statements as of and for the year ended December 31, 2010 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the years ended December 31, 2010 and 2009, there were no (a) disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte & Touche LLP’s satisfaction, would have caused Deloitte & Touche LLP Deloitte & Touche LLP to make reference to the subject matter thereof in connection with its reports on the financial statements of Solta Medical, Inc. for such years, or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

Fees Paid to Independent Registered Public Accounting Firm

The following information sets out the fees paid to our independent registered public accounting firm, PricewaterhouseCoopers LLP, during the fiscal years 2010 and 2009.

Service Category	2010	2009
Audit Fees	$—	$46,100
Audit-Related Fees	—	15,000
Tax Fees	12,236	10,000
All Other Fees	27,800	21,500

Total	$40,036	$92,600

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of the Company’s 2008 financial statements, the review of quarterly financial statements, and for services that are normally provided by the accountant in connection with other statutory and regulatory filings or engagements. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements, such as advisory on Sarbanes-Oxley compliance; “tax services fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

The following information sets out the fees paid to our independent registered public accounting firm, Deloitte & Touche LLP, during the fiscal years 2010 and 2009.

Service Category	2010	2009
Audit Fees	$415,000	$476,000
Audit-Related Fees	11,600	29,005
Tax Fees	—	—
All Other Fees	74,500	—

Total	$501,100	$505,005

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of the Company’s 2010 financial statements, the review of quarterly financial statements, and for services that are normally provided by the accountant in connection with other statutory and regulatory filings or engagements. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements, such as advisory on Sarbanes-Oxley compliance; “tax services fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

To help ensure the independence of the independent registered public accounting firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for us by the independent registered public accounting firm. Pursuant to this policy, all audit and non-audit services to be performed by the independent registered public accounting firm must be approved in advance by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.

All of the services provided by PricewaterhouseCoopers LLP and Deloitte & Touche LLP described in the tables above were approved by the Audit Committee.

PROPOSAL THREE—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are requesting your advisory approval of the compensation of our named executive officers as disclosed above in the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.

Our Compensation Committee believes that the most effective executive compensation program is one that is designed to reward achievement and that aligns executives’ interests with those of stockholders by rewarding performance, with the ultimate objective of improving stockholder value and building a sustainable company. The Committee also seeks to ensure that we maintain our ability to attract and retain superior employees in key positions and that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of a selected group of our peer companies and the broader marketplace from which we recruit and compete for talent.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 22 to 44 of this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL FOUR—ADVISORY VOTE ON THE FREQUENCY WITH WHICH AN ADVISORY VOTE ON EXECUTIVE COMPENSATION SHOULD BE HELD

You are being provided with the opportunity to cast an advisory vote on how frequently we should seek an advisory vote on the compensation of our named executive officers as provided in Proposal Three. This advisory vote is referred to here as the “frequency of say-on- pay” vote. Under this Proposal Four, you may vote on whether you would prefer to have a “say-on-pay” vote every year, every two years or every three years.

The “say-on-pay” and “frequency of say-on-pay” voting provisions are new and at this time our Board of Directors believes that the “say-on-pay” advisory vote should be conducted every year. An annual advisory vote on executive compensation will allow our stockholders to provide input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years or abstain from voting when you vote in response to the resolution set forth below.

“ RESOLVED, that the compensation of the company’s named executive officers be submitted to the shareholders of the company for an advisory vote: (a) every year; (b) every two years; or (c) every three years.”

You are not voting to approve or disapprove our Board of Directors’ recommendation.

While this advisory vote on the frequency of the “say on pay” vote is non-binding, our Board of Directors and Compensation Committee will give careful consideration to the outcome of this vote when considering the frequency of future “say on pay” votes.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE HOLDING OF AN ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION.

OTHER MATTERS

We are not aware of any other business to be presented at the meeting. As of the date of this proxy statement, no stockholder had advised us of the intent to present any business at the meeting. Accordingly, the only business that our board intends to present at the meeting is as set forth in this proxy statement.

If any other matter or matters are properly brought before the meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

By order of the board of directors,

By:	/s/ Stephen J. Fanning
Stephen J. Fanning
Chairman, President and Chief Executive Officer and

Hayward, California

April 22, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SOLTA MEDICAL, INC.

2011 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Solta Medical, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated April 22, 2011 and hereby appoints Stephen J. Fanning and John F. Glenn, each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2011 Annual Meeting of Stockholders of Solta Medical, Inc. to be held on June 2, 2011, at 9:00 a.m., local time, at Solta Medical’s offices located at 25881 Industrial Boulevard, Hayward, California 94545, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

SEE REVERSE SIDE

FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED CLASS II DIRECTORS; (2) FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; (3) FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION; (4) FOR THE HOLDING OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR; AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

1. Election of Directors	FOR	WITHHOLD

Class II Nominees:

Edward W. Knowlton, M.D.	☐	☐
Linda Graebner	☐	☐

2. Proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of Solta Medical for the fiscal year ending December 31, 2011.	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3. Advisory Vote on Executive Compensation	FOR	AGAINST	ABSTAIN
	☐	☐	☐

4. Advisory vote on the frequency with which an advisory vote on executive compensation should be held.	EVERY YEAR	EVERY TWO YEARS	EVERY THREE YEARS	ABSTAIN
	☐	☐	☐	☐

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES

SIGNATURE(S)	SIGNATURE(S)	Date:	, 2011

NOTE: This Proxy should be marked, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. If the stock you are voting is registered in the name of two or more persons, each should sign. Persons signing in a fiduciary capacity should use their respective titles. If shares are held by joint tenants or as community property, both parties should sign.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 2, 2011.

The Company’s Proxy Statement, form of proxy card and Annual Report on Form 10-K are available at http://phx.corporate-ir.net/phoenix.zhtml?c=178331&p=proxy.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM local time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail

http://www.voteproxy.com Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	1 (800) 776-9437 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.